Exhibit 10.1

TELEPHONE AND DATA SYSTEMS, INC. (TDS)
2021 OFFICER BONUS PROGRAM

This bonus program covers all TDS executive officers other than the President and CEO of TDS. Payments under this program to the TDS Telecom President and CEO and EVP/SVP officers of TDS Corporate require specific approval of the TDS Compensation Committee. Bonuses for other officers covered by this program require the approval of the President and CEO of TDS. This program does not apply to any officer of a TDS subsidiary other than the President and CEO of TDS Telecom.

•TDS EXECUTIVE OFFICER PARTICIPANTS:
▪EVP, SVP and VP officers of TDS Corporate
▪The TDS Officer Bonus Program company and performance weightings and TDS Telecom bonus plan metrics and results are used as guidelines for the bonus for the President and CEO, TDS Telecom. However, the actual amount of the bonus paid is not formulaic and is based on such bonus arrangements, metrics of TDS Telecom and various other facts and circumstances.

•PERFORMANCE MEASURES AND WEIGHTINGS:

PERFORMANCE MEASURES	Component Weighting	Net Weighting	Overall Weighting
Company Performance			80%
Consolidated Operating Revenue	50%	40%
Consolidated Adjusted Earnings before Interest, Taxes, Depreciation, Amortization and Accretion	40%	32%
Consolidated Capital Expenditures	10%	8%
Individual Performance			20%

•COMPANY PERFORMANCE COMPONENT – WEIGHTING 80%:
Actual performance will be assessed against the targeted performance for each performance measure. The performance measures are defined below:

•Consolidated Operating Revenue: Revenue generation is the primary driver to long-term growth in profitability and returns. It is also an indicator of the success of past investments. Consolidated Operating Revenue will align with the externally reported metric.

•Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Accretion (EBITDA): Adjusted EBITDA is a direct measure of the cash generated from the operations of the TDS businesses in a given year and the overall profitability of the company. The calculation of Adjusted EBITDA will align with the methodology used for external reporting purposes, which is currently defined as net income adjusted for income taxes, depreciation, amortization and accretion, loss on impairment of assets, gain or loss on sale of business and other exit costs, gain or loss on sale of licenses and exchanges, gain or loss on investment, gain or loss on asset disposals and interest expense.

•Consolidated Capital Expenditures: The Capital Expenditure metric measures the enterprise’s management of its investments in property, plant and equipment and investment in future growth opportunities. Consolidated Capital Expenditures will align with the externally reported metric.

▪Adjustments to Company Performance Component Calculations:
•Acquisitions/Divestitures: Results associated with acquisitions and/or divestitures will be evaluated on a case-by-case basis to determine whether adjustments to target or actual results are warranted.

•Other Adjustments: Any adjustments to the target or actual bonus calculations will be presented to the Compensation Committee for review and approval. Adjustment recommendations will be limited to material accounting adjustments or major business decisions that, without their adjustment, would cause the calculated bonus results to differ materially from the unadjusted calculation and therefore not reflect the true performance delivered in the year. Bonus expense will be included in the Adjusted EBITDA metrics.

▪Bonus Ranges: The bonus ranges were set to reinforce the Company’s pay for performance culture. The minimum performance level for a performance measure needs to be achieved before any bonus for that performance measure is earned. The ranges result in substantial reductions in bonuses when targets are not achieved, and greater rewards for above target performance.

•Company Performance Measures:

PERFORMANCE MEASURE	MINIMUM	MAXIMUM
Consolidated Operating Revenue	90%	110%
Consolidated Adjusted EBITDA	85%	115%
Consolidated Capital Expenditures	105%	90%

•Bonus Payouts As A Percent of Target At Minimum And Maximum Performance Levels:

PERFORMANCE MEASURE	MINIMUM	TARGET	MAXIMUM
Consolidated Operating Revenue	50%	100%	200%
Consolidated Adjusted EBITDA	50%	100%	200%
Consolidated Capital Expenditures	50%	100%	150%

Bonus payouts between the minimum and target and between target and maximum performance level for each performance measure will be computed by interpolation.

Any bonus for performance below the minimum percentage for a performance measure will be at the discretion of the Compensation Committee.

▪The Performance Targets: They will be set by the Compensation Committee each year based on the plans and objectives of the business.
•INDIVIDUAL PERFORMANCE COMPONENT: WEIGHTING 20%
EVP/SVP Component Weighting (also used as guidelines for the TDS Telecom President and CEO):
•Key Objectives:          50%
•Overall Performance:     50%
100%

▪Key Objectives: With regard to this bonus opportunity, the TDS President and CEO will, with input from the executive officer, assign the executive officer 2 to 5 or so major initiatives to be carried out during the year, and decide how each will be weighted.

With the approval of the TDS President and CEO, an executive officer’s objectives and weightings may be revised during the performance year if important new initiatives arise or circumstances with respect to an objective have materially changed. Performance on each selected objective will be based on the TDS President and CEO’s assessment of the results the executive/the executive’s team achieved in meeting the assigned objectives.

▪Overall Performance:

Each officer’s overall performance for the year will be assessed by the TDS President and CEO based on his/her effectiveness/success with regard to:

•Carrying out his/her ongoing responsibilities and significant initiatives during the performance year (other than his/her above discussed key objectives).

•Recommending/making decisions; taking actions; and providing support, assistance and counsel to the business units.

•Providing support, assistance and counsel to corporate senior leaders and management.

In making these assessments, the TDS President and CEO will take into consideration:

•His/her evaluation of the officer’s performance in the above areas.

•The annual written performance feedback he/she receives on the executive officer from his/her peers.

•The every-other-year written performance input he receives from the executive officer’s direct reports and other key associates.

•The executive officer’s report on his/her activities/accomplishments for the performance year.

•Such other creditable input as he/she may receive during the year about an officer’s performance.

VP Officer Level of Performance and Percent Payout of Target:

INDIVIDUAL PERFORMANCE	% PAYOUT OF TARGET
Far Exceeded Expectations: Performance greatly exceeded that which was planned and expected.	140% - 160%
Significantly Exceeded Expectations: Performance significantly exceeded that which was planned and expected.	115% - 135%
Successfully Met Expectations: Performance was close to that which was planned and expected.	90% - 110%
Partially Met Expectations: Performance was sufficient to merit a partial bonus.	65% - 85%
Did Not Meet Expectations: Performance was not sufficient to merit a bonus.	0%

•DETERMINATION OF BONUS AWARDS:

Once the Company performance bonus percentage is known, the TDS President and CEO will recommend to the Compensation Committee for each participating Named Executive Officer (NEO):

•His/her company performance bonus. This will be the amount calculated in accordance with the terms of this program (unless the TDS President and CEO feels that there is a compelling rationale to recommend an adjustment to this amount, which he would provide to the Committee).
•His/her recommended individual performance bonus, and his/her total recommended bonus.

The Compensation Committee will review these proposed bonus awards and either approve them as submitted or revise some or all of them, as they deem appropriate. Once the Committee and TDS President and CEO finalize the officers’ bonus awards, they may be paid.

Approved bonus awards shall be paid during the period commencing on the January 1st immediately following the performance year and ending on March 15th immediately following the performance year. Notwithstanding the foregoing, in the event that payment by such March 15th is administratively impracticable and such impracticability was unforeseeable, payment will be made as soon as administratively practicable after such March 15th, but in no event later than December 31st following the performance year. Payment will be made in the form of a lump sum.

New Executives: New or transferred executives named during the calendar year will be pro-rated based on the number of months employed by the Company.

Retirement/Death: Payout will occur for employees who meet the eligibility requirements and who retire or die before the actual payout date. The calculation will be a function of their bonus target, pro-rated based on the months during the calendar year and their previous performance. A separation is considered a retirement if the employee has a voluntary separation and meets the requirements to qualify for retiree pension and/or medical benefits.

Notwithstanding any provision of this bonus program to the contrary, a participating officer does not have a legally binding right to a bonus unless and until the bonus amount, if any, is paid and no bonus shall be paid unless the officer remains employed through the actual bonus payout date unless otherwise approved at the discretion of the Compensation Committee or President and CEO of TDS, as applicable.

•REVISIONS TO THE OFFICER BONUS PROGRAM:

The TDS Officer Bonus Program may be revised or discontinued at any time and for any reason. If and when either the Compensation Committee and/or management determines that the TDS Officer Bonus Program should be revised, the parties will discuss the proposed change(s) and the rationale for them, following which the Committee will determine what, if any, changes will be made.

•BONUS CLAWBACK:
Any bonus paid pursuant to this program is subject to recovery by TDS or any other action pursuant to any clawback or recoupment policy which TDS may adopt from time to time, including without limitation any such policy which TDS may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.